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                                                                  Exhibit 99.0



                          WESTERN COUNTRY CLUBS, INC.
                        1601 N.W. Expressway, Suite 1610
                         Oklahoma City, Oklahoma 73118
                                    848-0996


FOR IMMEDIATE RELEASE                                            NEWS
September 18, 1997                                               Nasdaq - WCCI

                   WESTERN ANNOUNCES VERDICT IN WICHITA SUIT

Oklahoma City, Oklahoma....Western Country Clubs, Inc. (NASDAQ: WCCI)
("Western"), announced today that an $801,000 verdict had been reached by a jury in Wichita, Kansas, against a partnership which owns one of Western's InCahoots nightclubs.

The partnership, 80% of which is owned by a Western subsidiary, plans to appeal the decision.

The personal injury action was filed by a patron of the Company's Wichita Club in 1994. The partnership has liability insurance in excess of the amount of the verdict, and while a dispute exists with the insuror over coverage, the insuror defended the partnership in the litigation. However, the insuror also filed a declaratory judgment action to determine the extent of its coverage, which action is pending. Both the partnership and the patron contest the insuror's position.

Western anticipates settlement discussions to continue with the insurance carrier and the plaintiff, and because of the contested coverage issue and alleged errors in the trial proceedings, believes that the action will be settled for materially less than the award. However, while the verdict is not against Western, an adverse result would materially affect Western's future earnings from the partnership.

Western currently owns and operates country and western themed nightclubs under the name "InCahoots" in Indianapolis, St. Louis and Wichita.




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Contact:
Western Country Clubs, Inc., Oklahoma City
James E. Blacketer or Ted W. Strickland, 405-848-0996